UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 15, 2010
Cinemark Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33401 (Commission File Number)	20-5490327 (IRS Employer Identification No.)
3900 Dallas Parkway, Suite 500, Plano, Texas 75093
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: 972.665.1000
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     Effective February 15, 2010, Cinemark Holdings, Inc. (the “Company”, “we” or “us”) entered into an employment agreement (the “Employment Agreement”) with Valmir Fernandes, the President of Cinemark International, L.L.C., a wholly-owned subsidiary of the Company. A summary of the Employment Agreement is below:
     The initial term of the employment agreement is three years, ending on February 15, 2013, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Fernandes will receive a base salary of $350,000 during 2010, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by our Compensation Committee. In addition to base salary, Mr. Fernandes will receive an annual expatriate allowance in the amount of $30,000. Mr. Fernandes is also eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year. Mr. Fernandes qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability insurance. Mr. Fernandes’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.
     If Mr. Fernandes resigns for good reason (as defined in the agreement) or without cause, Mr. Fernandes will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Fernandes; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements and an amount equal to the most recent annual bonus received by Mr. Fernandes for any fiscal year ended prior to the date of such termination payable in a lump sum within thirty (30) days following such termination. Mr. Fernandes’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.
     In the event Mr. Fernandes’s employment is terminated due to his death or disability, Mr. Fernandes or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Fernandes; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Fernandes from the date Mr. Fernandes was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Fernandes and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Fernandes and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.
     In the event Mr. Fernandes’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Fernandes will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.
     If Mr. Fernandes is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Fernandes will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Fernandes; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Fernandes for the fiscal year ended prior to the date of termination; Mr. Fernandes and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.
     Unless Mr. Fernandes’s employment is terminated by us for cause Mr. Fernandes will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK HOLDINGS, INC.
By:	/s/ Michael D. Cavalier
	Name:	Michael D. Cavalier
	Title:	Senior Vice President — General Counsel

Date: February 16, 2010

4